EXHIBIT 10.51

Sales Order No SOL-01-2009

Date: December 18, 2009
Client: ECOPETROL S A Tax ID: 899.999.068-1 Attention: Ms Claudia L. Castellanos R. Vice-president Supply and Marketing Carrera 7 No 37-69 Floor 4 Tel: 2344120 Fax: 2344671 Bogota	Date of Issuance: December 18, 2009 Date of Delivery: According to Commercial Offer Currency: According to Commercial Offer Date of Payment: According to Commercial Offer of purchase Chaza crude oil.

ITEM	AMOUNT	UNIT	DESCRIPTION	UNIT VALUE	TOTAL VALUE
1	According to Commercial Offer of purchase of Chaza crude	Bls	Crude API 29.6°, sulfur 0.41%, BSW 0.5% Max, SALT 20.0 Lb/1000 Bls Max	According to Commercial Offer of purchase of Chaza crude	According to Commercial Offer of purchase of Chaza crude

Observations:

All conditions for deliveries, terms, prices, deadlines, operation, etc, are contained in your commercial offer of December 17, 2009

Prepared by: /s/ Margarita Reyes	Reviewed by: /s/ Iván Ernesto Tobón	Approved by: /s/ Alvaro Camacho
Margarita Reyes	Iván Ernesto Tobón	Alvaro Camacho
Operations Assistant	Senior Operations Manager	Legal Representative

Bogotá D.C., December 17, 2009

Mr.
EDGAR LOUIS DYES
Legal Representative
SOLANA PETROLEUM EXPLORATION COLOMBIA LTD.
Carrera 7 No. 113-43 Of. 1502

Subject: Commercial Offer to Purchase “Chaza” Crude Oil
By means of this Commercial Offer, ECOPETROL S A, a company with mixed capital (private and public) authorized by Law 1118 of 2006, linked to the Ministry of Mines and Energy, acting pursuant to its by-laws with domicile in the city of Bogotá, with Tax ID No. 899.999.068-1, hereinafter and for purposes of this Offer, referred to as ECOPETROL or THE BUYER, represented in this act by CLAUDIA L CASTELLANOS, of legal age and resident of this city, identified with citizenship card number 63.314.635 issued in Bucaramanga, in her capacity as Vice-president of Supply and Marketing and exercising the authorization contained in the Delegations Manual, acting on behalf of, and representing this Company, presents to SOLANA PETROLEUM EXPLORATION COLOMBIA LTD, hereinafter THE SELLER, a Commercial Offer for the purchase of crude oil as defined in article one (1) of the terms and conditions of this offer.
TERMS AND CONDITIONS OF THE OFFER
1.	SOURCES OF SUPPLY AND VOLUME

THE BUYER undertakes the obligation to acquire and pay 100% of all the crude oil owned by THE SELLER produced in the “Chaza” Block, and THE SELLER on the other hand undertakes the obligation to sell and deliver 100% of the crude oil of its property, pursuant to the terms and conditions of this document. This contract does not include the volume of crude whose owner is the “Agencia Nacional de Hidrocarburos (ANH)” (National  Hydrocarbons Agency) corresponding to royalties.
The obligations of the BUYER and seller shall be extended during the term of execution set forth in article four (4) of the document hereof.
For purposes of this Offer and the Contract resulting from the acceptance of it, one barrel is equivalent to one hundred fifty eight point nine hundred eighty eight (158.988) liters.
FIRST PARAGRAPH: DESTINATION OF THE CRUDE OIL. THE BUYER shall destine the crude purchased for export through the port of Tumaco. THE BUYER, upon prior written notice to THE SELLER may allocate additional crude oil subject to the present crude oil purchase for refinery in the country.

2.	PRICE

The price to be paid for the crude oil purpose of this Offer, placed in the Delivery Point (s) indicated in article six of this document shall be established as the monthly average corresponding to the month of the delivery of crude oil for the different components which comprise the following formula(s):

A.	For crude oil exported as Southblend by the port of Tumaco and received at the Orito Station:
Crude Price = WTI – Marker Discount +/- Adjustment for Quality – Transportation (Site of Delivery/Port of Loading) – Transportation Tax – Handling and Commercialization Fee.
Each of the above terms is defined as follows:
WTI: Corresponds to the arithmetic average of the daily quote of the West Texas Intermediate crude, WTI NYMEX, in dollars per barrel of the month of deliveries.
Marker Discount: Corresponds to the average discount of export of THE BUYER of South Blend Crude by the Port of Tumaco negotiated for the month after the month of delivery of crude. THE BUYER shall report this discount. The reference quality of the South Blend Crude is 30.3° API and 0.59% Sulfur (S), and the same shall be monthly updated with real average data of the exports made by THE BUYER by the Port of Tumaco.
Adjustment for Quality: Shall be established in accordance with the provisions in the Fifth Paragraph of this article.
Transportation (Site of Delivery/Port of Loading): This is determined as the sum of the fees established by the Ministry of Mines and Energy for pipelines between the Orito Station and the Port of Tumaco. The transportation fees for pipelines are updated at the beginning of each year by the “F” Factor as indicated by the Ministry of Mines and Energy. The applicable fees for the year 2009 are:

Section	MME US$/BI 100% Base Fee
Orito – Tumaco	2.8786
Total Transportation	2.8786

Transportation Tax: It is determined according to the provisions in Article 52 of the Petroleum Code of Colombia for transportation systems indicated in the previous point based on the following detail:

Section	MME US$/BI Fee	% Transportation Tax	US$/BI Transportation Tax
Orito – Tumaco	2.8786	2%	0.0576
Total Tax			0.0576

Handling and Commercialization Fee: Corresponds to the value of one dollar and fifty cents of US dollars per barrel (US$/Bl 1.50) to cover expenses related to refining and/or export of crude such as: Storage at the Port of Tumaco, use of the Submarine Line, vessel docking, administration, commercialization fee, insurances, guarantees, hedging of risks related to market variations and operational conditions including, without being limited to the risk circumstances that may occur form the time of delivery at the Delivery Point until the loading of crude at the port, among others.

B.	For crude oil exported as Southblend by the port of Tumaco and received at the Santana Station:

Crude Price = WTI – Marker Discount +/- Adjustment for Quality – Transportation (Site of Delivery/Port of Loading) – Transportation Tax – Handling and Commercialization Fee.

Each of the above terms is defined as follows:

WTI: Corresponds to the arithmetic average of the daily quote of the West Texas Intermediate crude, WTI NYMEX, in dollars per barrel of the month of deliveries.

Marker Discount: Corresponds to the average discount of export of THE BUYER of South Blend Crude by the Port of Tumaco negotiated for the month after the month of delivery of crude. THE BUYER shall report this discount. The reference quality of the South Blend Crude is 30.3° API and 0.59% Sulfur (S), and the same shall be monthly updated with real average data of exports made by THE BUYER by the Port of Tumaco.

Adjustment for Quality: Shall be established in accordance with the provisions in the Fifth Paragraph of this article.

Transportation (Site of Delivery/Port of Loading): This is determined as the sum of the fees established by the Ministry of Mines and Energy for pipelines between the Santana Station and the Port of Tumaco. The transportation fees for pipelines are updated at the beginning of each year by the “F” Factor as indicated by the Ministry of Mines and Energy. The applicable fees for the year 2009 are:

Section	MME US$/BI 100% Base Fee
Orito-Tumaco	2.8786
La Ye – Orito	0.2924
Total Transportation	3.1710

Transportation Tax: It is determined according to the provisions in Article 52 of the Petroleum Code of Colombia for transportation systems indicated in the previous point based on the following detail:

Section	MME US$/BI Fee	% Transportation Tax	US$/BI Transportation Tax
Orito – Tumaco	2.8786	2%	0.0576
La Ye – Orito	0.2924	2%	0.0055
Total Tax			0.0631

Handling and Commercialization Fee: Corresponds to the value of one dollar and fifty cents of US dollars per barrel (US$/Bl 1.50) to cover expenses related to refining and/or export of crude such as: Storage at the Port of Tumaco, use of the Submarine Line, vessel docking, administration, commercialization fee, insurances, guarantees, hedging of risks related to market variations and operational conditions including, without being limited to the risk circumstances that may occur form the time of delivery at the Delivery Point until the loading of crude at the port, among others.

C.	For crude oil exported as “Oriente” Crude by the port Ecuador:

Crude Price = Marker Discount – Transportation (Site of Delivery/Port of Loading) – Transportation Tax – Handling and Commercialization Fee.

Each of the above terms is defined as follows:

Marker: Corresponds to the weighted average real price of exports made by THE BUYER of Oriente crude by the port of Balao.

Transportation (Site of Delivery/Port of Loading): This is determined as the sum of the fees:

•	Fee Santana Station – Orito (established by the Ministry of Mines and Energy)
•	Fee Orito – San Miguel (established by the Ministry of Mines and Energy)
•	Fee charged by PETROECUADOR for the transportation of crude.
Transportation Tax: It is determined according to the provisions in Article 52 of the Petroleum Code of Colombia for transportation systems indicated in the previous point. For the Ecuador trench the respective tax, if applicable, shall be taken into account from the delivery site to the loading port.
Handling and Commercialization Fee: Corresponds to the value of one dollar and fifty cents of US dollars per barrel (US$/Bl 1.50) to cover expenses related to refining and/or export of crude such as: Storage at the Port of Balao, use of the Submarine Line, vessel docking, administration, commercialization fee, insurances, guarantees, hedging of risks related to market variations and operational conditions including, without being limited to the risk circumstances that may occur form the time of delivery at the Delivery Point until the loading of crude at the port, among others.

D.	For crude oil delivered at the DINA Station for export by the port of Coveñas or for refining:

Crude Price  = WTI – Marker Discount +/- Adjustment for Quality – Transportation (Site of Delivery/Port of Loading) – Transportation Tax – Handling and Commercialization Fee.

Each of the above terms is defined as follows:

WTI: Corresponds to the arithmetic average of the daily quote of the West Texas Intermediate crude, WTI NYMEX, in dollars per barrel of the month of deliveries.

Marker Discount: Corresponds to the monthly average discount of export Vasconia Crude reported by Argus for the month minus 1 of the deliveries. THE BUYER shall report this discount. The reference quality of the Vasconia crude is 24.8° API and 0.97% Sulfur (S).

Adjustment for Quality: Shall be established in accordance with the provisions in the Fifth Paragraph of this article.

Transportation (Site of Delivery/Port of Loading): This is determined as the sum of the fees established by the Ministry of Mines and Energy for pipelines between the Santana Station and the Port of Tumaco. The transportation fees for pipelines are updated at the beginning of each year by the “F” Factor as indicated by the Ministry of Mines and Energy. The applicable fees for the year 2009 are:

Section	MME US$/BI 100% Base Fee
Tenay – Vasconia	1.7175
Vasconia – Coveñas ODC	1.5282
Total Transportation	3.2457

Transportation Tax: It is determined according to the provisions in Article 52 of the Petroleum Code of Colombia for transportation systems indicated in the previous point based on the following detail:

Section	MME US$/BI 100% Base Fee	% Transportation Tax	US$/BI Transportation Tax
Tenay –Vasconia	1.7175	6%	0.1031
Vasconia - Coveñas	1.5282	6%	0.0917
Total Tax			0.1948

Handling and Commercialization Fee: Corresponds to the value of one dollar and fifty cents of US dollars per barrel (US$/Bl 1.50) to cover expenses related to refining and/or export of crude such as: Storage at the Port of Coveñas, use of the Submarine Line, vessel docking, administration, commercialization fee, insurances, guarantees, hedging of risks related to market variations and operational conditions including, without being limited to the risk circumstances that may occur form the time of delivery at the Delivery Point until the loading of crude at the port, among others.

FIRST PARAGRAPH: The price determined by the aforementioned formula comprises the different costs of transportation, handling, measurement and transportation taxes bore by THE SELLER and generated until the delivery of the crudes being the purpose of this purchase-sale at the Delivery Point(s); therefore THE BUYER shall not make any additional acknowledgement on such items.

SECOND PARAGRAPH: When the parties agree on Delivery Point(s) different from those established in article six (6) of this document, the price formula set out in this article shall be modified in the transportation item, taking into account the fees and transportation tax of crude for the pipeline in force between the Delivery Point(s) and the export port that applies. Additionally, the marker shall be modified as the case may be.

THIRD PARAGRAPH: The reception and inspection costs in the case of stations agreed between the parties and not operated by THE BUYER, shall be recognized directly by THE SELLER to the respective operating company. THE BUYER shall not make any additional acknowledgment on said items.

FOURTH PARAGRAPH: PRICE RENEGOTIATION. The parties may request a review of the price established in this article provided that any of the following events occur:

a)	A change of more or less two (2) API grades in the quality of Crude oil produced in the Contracted Area
b)
A change of more or less two (2) API grades in the quality of Marker Crude during six (6) consecutive months. In this event the request for review shall be made during the following month to the period of six (6) consecutive months.

c)	In the event the Marker Crude disappears and becomes necessary to define a new marker.

The Parties shall have a term of thirty (30) business days to negotiate. In case of reaching an agreement, this shall be stated for the record by signing an amendment between THE BUYER and THE SELLER and its contents shall apply starting on the following date in which said amendment is executed.

If, at the end of thirty (30) business days there is not an agreement, THE BUYER or THE SELLER may inform to the other, its intention to terminate the contract pursuant to the provisions in article 25 of this document.

The termination is not a waiver for the Parties to fulfill the obligations that may have been caused.

FIFTH PARAGRAPH: ADJUSTMENT FOR QUALITY. The adjustments for quality (API Gravity and Sulfur) shall be made if the following two conditions are met:

1.	That the average of daily deliveries of crude owned by THE SELLER (in volume) be higher than 10% of the daily average of:
a.	The total current of SouthBlend dispatched by the “Trasandino” Pipeline for the month of deliveries, for the case of deliveries at Orito and Santana.
b.	For total exports of Vasconia Mix by the port of Coveñas for the month of deliveries, for the case of deliveries at Dina.
2.	That the quality of marker crude for the case of deliveries at Orito and Santana, monthly updated pursuant to the provisions in this document has to be:
a.	higher than 31°API or lower than 29°API and/or
b.	higher than 0.7% Sulfur or lower than 0.5% Sulfur
If the two previous conditions are met, it shall be compared monthly in terms of API and % of sulfur the qualities of the marker, monthly updated as set out in this document, and the crude being the purpose of this purchase-sale, applying bonuses or penalties to the price if better or worse quality than the marker is delivered as follows:
•
Correction for API: +/- 0.62 US$/Unit of API or proportionally by fraction. Price adjustments shall be positive for API gravities of crude above the reference value for marker crude and negative for lower gravities.

•
Correction for sulfur: +/- 2.01 US$/Unit of % of sulfur in weight or proportionally by fraction. Price adjustments shall be positive for percentage of sulfur in the crude below the reference value for marker crude and negative for higher values.

3.	INVOICING AND PAYMENT

THE SELLER shall invoice and charge THE BUYER the value of the crude sold according to the terms of this document, at the Planning and Supply Management Office in Bogotá, within the first ten (10) business days of the month, after the month of the delivery of crude to THE BUYER. Within the first seven (7) calendar days of the month after the deliveries, THE BUYER shall provide THE SELLER the information the latter may require to make the corresponding invoice. Invoices shall be filed at the Planning and Supply Management Offices of THE BUYER in Bogotá and its date of presentation valid for the payment shall be the date of reception at the accounts payable office of THE BUYER in Bogotá. The invoicing shall be made based on the net volumes, free of water and sediment, corrected at sixty (60) Fahrenheit degrees received at the Delivery Point. For invoice approval it is necessary to present the official forms Table No 4 and/or Form No. 9SH from the Ministry of Mines and Energy.   Provisional Table No 4 and forms may be accepted, but quarterly, THE SELLER shall submit to THE BUYER copy of Tables No 4 and/or Form No. 9SH of the previous quarter duly filled in and signed by the Ministry of Mines and Energy.
Considering the authorization of payments in foreign exchange stated in article 51 of External Resolution Number 8 of 2000 of the Board of Directors of the Central Bank, which provides that the purchase-sales of crude oil and natural gas produced in the country may be paid in foreign exchange by THE BUYER and all other entities engaged in the industrial activity of refining oil, the invoicing made by THE SELLER for the provision of crude to THE BUYER shall be made 100% in dollars of the United States of America.

Payment shall be made thirty (30) calendar days after the filing of the invoices duly filled in, and after any legal withholdings, if applicable. THE SELLER shall communicate to THE BUYER in advance, and in writing, the bank account in which the respective payment shall be made.
FIRST PARAGRAPH: THE BUYER shall have a period of ten (10) calendar days, counted as of the reception of the invoices for the sale of crude oil, to review or object them. In case of any objections on the invoices, the date of reception shall be the date of filing of the new invoice. THE BUYER shall inform THE SELLER within the term established of any invoice objected, so that it may be adjusted and corrected, clearly specifying the items to be adjusted or corrected and the corresponding motives. THE SELLER shall respond any objection within ten (10) business days after reception of the same, counted as of the time in which THE BUYER submits to THE SELLER all documents supporting the objection, unless the Parties determine by common agreement to extend this term, if the complexity of the objection or any other circumstance thus requires so.
In case THE SELLER does not respond the objection within the term described, the objection shall be understood as accepted by THE SELLER. If THE SELLER resolves the objection in favor of THE BUYER, it shall be understood that there was no payment obligation on the invoice originally filed, being the purpose of the objection. If THE SELLER resolves the objection in its favor, THE BUYER shall be obliged to pay the amount unpaid. In order to resolve any discrepancy, each of the Parties shall submit to the other Party copy of the documents, which originated the invoice and the objection. In the event THE BUYER is in disagreement with the decision of THE SELLER, the former may apply the provisions in article 19 of this document.
SECOND PARAGRAPH: In case of any unjustified delay in the payment of invoices not objected on time by THE BUYER, in accordance with the provisions in the first paragraph of this article, THE BUYER shall recognize to THE SELLER, as interest payable in pesos, the highest interest rate authorized by the Superintendence of Finance during the default days effectively elapsed.
THIRD PARAGRAPH: In case THE SELLER is interested in any factoring with the invoices issued in connection with this Commercial Offer, the option in first instance shall be offered to THE BUYER.
In order to calculate the late interests, the overdue amount of the invoice shall be first converted to Colombian pesos, at the market representative exchange rate of its issuance date, certified by the Superintendence of Finance of Colombia.
THE BUYER shall pay invoices charging default interests thirty (30) calendar days after their reception by THE BUYER.

Any invoices issued, as well as the contract derived from the acceptance of the offer shall constitute a writ of execution and THE BUYER and THE SELLER expressly wave any private or judicial requirements to file as default.

4.	VALIDITY, TERMS OF EXECUTION AND SPECIAL MOTIVES FOR TERMINATION IN ADVANCE

The term of the contract resulting from the acceptance of the Offer hereto, shall commence with its acceptance and will conclude with its liquidation.

The duration or term of execution of the contract shall be counted as of January 1st, 2010 (with the previous fulfillment of the requirement of execution established in article 18 of this document) and shall end on December 31st, 2010.

The parties shall carry out the respective liquidation within a term of four (4) months counted as of the date of termination of the term of execution of the contract derived from the acceptance of the Offer hereof.

In case THE SELLER fails to attend the liquidation, or if there is no agreement on the content of the same within the term previously mentioned, THE SELLER expressly authorizes THE BUYER to proceed and carry out the unilateral liquidation in a term of two (2) months.

5.	QUALITY SPECIFICATIONS

THE BUYER shall certify the quality of the product received at the reception stations indicated in article six (6) of the document hereof, which shall comply with the following quality specifications:

API	SULFUR	Maximum Vol. BSW%	Maximul SAL Lb/100Bls
29.6°	0.41	0.5	20.0

1.	The crude gravity shall be determined by the ASTM-D-287 lab method (API Gravity).
2.
BSW, content of water and sediment shall be determined by the ASTM-D4377 methods “Water in oil products and bituminous materials by Karl Fisher”, last version and ASTM-D473 “Sediment in crude oil and fuels by extraction”, last version. For the content of water and sediments in crude oil the following maximum individual values shall be accepted: 0.49 % in volume for water and 0.01% in volume for sediments.

3.	The content of sulfur shall be determined by the ASTM-D4294 method “Sulfur analysis by X rays”, last revision.
4.	The content of salt shall be determined by the ASTM-D3230 method “salts in crudes (electrometric method)”, last revision.

Once the crude oil is delivered and received by THE BUYER, it shall be understood that the same was delivered under the quality conditions offered and accepted.
FIRST PARAGRAPH: When any of the specifications indicated are not within the margins permitted, THE BUYER reserves the right to receive the crudes and purchase them with an adjusted price. In such cases the price of crude oil shall be adjusted as follows:

BSW and Salt corrections – shall be applied according to the following tables:
BSW Content % in Volume	Penalty In United States Dollars per Barrel (US$/Barrel)	In charge of:
0.51 to 0.80	0.10	THE SELLER
0.81 to 1.00	0.20	THE SELLER
1.01 to 1.20	0.30	THE SELLER
1.21 to 1.50	0.40	THE SELLER
> than 1.51	0.50	THE SELLER

Salt contents Pounds per thousand barrels	Penalization United States Dollars per barrel (US$/Barrel)	In charge of
20.1 to 30.0	0.160	THE SELLER
30.1 to 40.0	0.180	THE SELLER
40.1 to 60.0	0.200	THE SELLER
60.1 to 80.0	0.220	THE SELLER
80.1 to 100.0	0.240	THE SELLER
> than 100.0	0.300	THE SELLER

It is understood that THE SELLER will make the best efforts to deliver the crudes with BSW and salt contents within the agreed parameters. These corrections will be applied to the daily deliveries or to each batch delivered. Any variation in regards to the quality specifications mentioned above, which is accepted by the parties, shall be recorded in a previous minutes signed by the representatives of THE BUYER and THE SELLER.

6.  DELIVERY POINTS

The Delivery Point(s) and the transfer of the crude oil property right, purpose of this sales agreement, will be the inlet flange to the crude oil receipt tank(s) of SANTANA station, municipality of Puerto Asis, in the LACT UNIT/LAFERT UNIT, property of the CPR_SANTANA joint operation, the Dina Station tanks and/or the Orito Station tanks, with measurement of tanks and/or flow meter, following THE BUYER’S operational procedures established in the Measurement Manual (attached herein as Annex 2).

THE SELLER transfers to THE BUYER the crude oil property right at the Delivery Point(s). THE SELLER guarantees at the moment of delivery that the crude oil is free of any liens or financial claims by any government entity of any level, or of any natural or legal person of private law, in every respect, including those arising from taxes, rates, contributions, participation or royalties, domain limitation or any other judicial or extrajudicial measure that may restrict or limit the use or availability of the crude oil by THE BUYER. The costs associated with the transportation of the crude oil to the Delivery Point, along with the costs associated to the delivery of the crude oil, will be borne by THE SELLER.

FIRST PARAGRAPH: THE BUYER shall inform in advance to THE SELLER of any change at the Delivery Point to a station different than those established in this article, and such change will be subject to the previous acceptance by THE SELLER. Without prejudice of the aforementioned, the designation of the capacity of the Receiving Stations of crude oil will be a discretionary power of Ecopetrol S.A., subject to the operational capacity thereof, and without the obligation to receive the crude oil on a permanent basis at any Station. The volumes to be received at each of the stations established in this article will be established and informed according to the schedule provided by THE BUYER, regardless of the nominations provided by THE SELLER.

SECOND PARAGRAPH: The volumes to be received at each of the stations established in this clause will be determined on a monthly basis according to the transportation official schedule established by THE BUYER.

7. SCHEDULE OF DELIVERIES

THE SELLER shall deliver to THE BUYER at the latest on the twentieth (20th) day of each month, a schedule of the estimated production and deliveries (nominations) for the following month.

THE SELLER is bound to supply and keep track of the information of production on the field, liquidation of royalties, shipment by tank truck and/or pipelines, and indicate the participation and the property right on each, and the official receipt of the receiving station. For this purpose, THE SELLER shall send to THE BUYER on a daily basis the information requested, through THE BUYER’S volumetric integrator, which is available at THE BUYER’S web site. Copy of the Users Manual is attached herein as Annex 1.

In the event that within the agreed term THE BUYER cannot receive at the Delivery Point(s) the total amount of crude oil, THE SELLER will be informed with at least three (3) calendar days in advance, (or as soon as possible, if the cause could not be foreseen or known within the aforementioned term), and as soon as the contingency is overcome, THE BUYER will inform the date to resume the receiving.

In the same way, in the event that for reasons associated to the operation of the filed, THE SELLER cannot deliver the crude oil to THE BUYER on any of the dates established in the schedule, THE SELLER shall inform THE BUYER in writing with three (3) calendar days in advance to the corresponding delivery date (or as soon as possible, if the cause could not be foreseen or known within the aforementioned term), and as soon as the contingency is overcome, THE SELLER will inform the date to resume the deliveries.

8. THE INSPECTION AND MEASUREMENT

The determination of the quality parameters will be performed at the Delivery Point, following the operational procedures established in the Measurement Manual of ECOPETROL S.A., attached herein as Annex 2. THE BUYER’S or its associates stations or departments where the crude oil is received, shall certify the volume and quality (API, BSW and Salt) of the crude oil received daily.

For billing purposes, the sulfur contents of the crude oil will be the value reported by the Colombian Petroleum Institute (CPI) in accordance with the analysis made by semester that such institute performs for each crude oil. THE BUYER will update this information on a half-yearly basis to be delivered to THE SELLER. In the event that such sulfur contents analysis is not available, the sulfur contents for billing purposes will be the one established in the fifth paragraph herein this document, which will be in force until the CPI performs a new analysis, which will be informed to THE SELLER by THE BUYER. From the day following the receipt by THE SELLER of the analysis performed by CPI, the sulfur contents for billing purposes will be the one established by THE BUYER in such report. When any of the parties deem appropriate, may request the performance by CPI of a new analysis of sulfur contents.

When deemed  appropriate, any of the parties may appoint an independent inspector to certify the quality and quantity and verify the capacity of the tanks or the calibration of the measurement and volume instruments. The costs of such analysis or inspections will be shared equally between THE BUYER and THE SELLER.

9. INDUSTRIAL SAFETY – HSE: THE SELLER is bound to keep in force all HSE programs for the transportation of the crude oil to the Point of Delivery.

10. GUARANTY

According to the provisions of ECOPETROL’S Contracting Manual and taking into account the nature of the services arising from the acceptance of this commercial offer by the parties, the Authorized Official has determined the risk as low; therefore, THE SELLER is not required to submit the corresponding guaranty in the event of acceptance of this Commercial Offer.

11. TAXES

All taxes, whether national, regional, municipal, liens, rates, contributions, shares or any others arising from or that may arise from the acceptance of this Offer, including without limit, those incurred during the formalization, execution, termination or winding-up of the Contract as a result of the acceptance of this Offer will be borne by the taxpayer of the relevant tax, and shall be paid pursuant to the laws and regulations in force.
12. LEGAL REQUIREMENTS
Prior to the submission of this Offer, the Management Office of Supply and Planning has verified that it is not listed in the Fiscal Responsibility Bulletin prepared and published by the General Comptroller of the Republic, as a legal person with a decision against for unpaid taxes.

Prior to the preparation of this Commercial Offer, the Management of Supply and Planning has implemented the control mechanisms associated to the prevention of money laundering, and has developed the policies for the proper implementation thereof, in compliance with the General Policy for the Prevention and Control of Assets Laundering.
13. ADMINISTRATION AND MANAGEMENT

The Authorized Official of THE BUYER will appoint the administration and management of the contract arising out of the acceptance of this Offer among the officers of the Vice Presidency of Supply and Marketing or the Management of Supply and Planning who will be empowered to enforce the obligations provided in the Manual for THE BUYER’S administration and management of Contracts, attached herein as Annex 3.

THE BUYER will perform the performance evaluation as Contractor to THE SELLER, according to the “Contractors Performance Evaluation” policy, which will be supplied by THE BUYER to THE SELLER upon the acceptance of this Offer.

14. ASSIGNMENT

THE SELLER shall not assign, sell or transfer the whole or part of its rights and obligations under the contract that may arise upon the acceptance of the offer to any third party, without the previous written consent of THE BUYER.

15. FORCE MAJEURE, ACTS OF NATURE AND GROUNDS FOR EXEMPTION

The obligations of any of the parties in connection with the acceptance of this Offer that cannot be performed due to Force Majeure, Acts of Nature or Exculpatory Events, whether total or partial, will be suspended during the occurrence of the effects of such events.

The Party announcing the occurrence of a Force Majeure, Act of Nature or Exculpatory Events shall inform immediately by phone the other Party about the situation, with the date and start time, and the next day following the occurrence of such event, in writing along with the evidence that prove the occurrence of such event. The Party notified of the Force Majeure, Act of Nature or Exculpatory Events, may request further information that supports such announcement, and the affected Party shall send it within the next three (3) business days following the request. Any differences between the Parties in connection with such event will be solved in accordance with the mechanisms for dispute resolutions provided in article nineteenth (19th).

The Party announcing the occurrence of a Force Majeure, Act of Nature or Exculpatory Events shall use their best efforts to remedy the cause that gave rise to the announcement, and shall inform the other Party the date and time when such event was overcome.

For all the purposes, the contract arising out of the acceptance of this Offer, Force Majeure or Act of Nature event means, any event that can be qualified as such according to the Colombian laws, which is unforeseeable and overpowering, duly proved, provided always that it is external to the Parties and it occurs without their fault or negligence.

Exculpatory Events are the following: a) the inability to operate and function, whether total or partial of the pipelines, the truck tankers for the transportation of the crude oil; the connections or the facilities of any of the Parties caused by malicious acts beyond the direct control of THE SELLER and THE BUYER, without their fault, such as: terrorists or guerrilla attacks, sabotage, serious disturbances of public order that may result in, directly or indirectly, the inability of any of the parties to comply with their obligations; b) industry disturbance acts, including work stoppage and strike, when such acts may result in the inability of THE SELLER to comply with their obligations, and c) industry disturbance acts, including work stoppage and strike, when such acts may result in the inability of THE SELLER to comply with their obligations .

PARAGRAPH: Under no circumstances, any changes in the financial situation of THE BUYER or THE SELLER may be considered as Exculpatory Events under the contract arising out of the acceptance of this Offer.

Neither THE BUYER nor THE SELLER shall be held responsible for non compliance or partial compliance of any or all of the obligations established in this agreement, when such failure to comply is caused by force majeure, act of nature or exculpatory events duly proven.

Any Force Majeure, Acts of Nature and/or Exculpatory Events will not relieve THE BUYER of its obligations to pay THE SELLER the invoices related to the supply of crude oil that have been delivered by THE SELLER, according to the terms established in this Offer.

The occurrence of any of the events provided in this article shall not relieve under any circumstance to any of the Parties of the compliance with their contractual obligations, and/or those obligations incurred prior to the occurrence of the events mentioned in this article.

16. APPLICABILITY OF COLOMBIAN LAWS

The Colombian laws govern this Commercial Offer and the Contract that may result from the acceptance of this Offer.
17. PUBLICATION
THE SELLER is responsible for the payment of the publication of the contract associated with this Offer on the Public Contracts Newspaper (Diario Único de Contratación Pública). THE SELLER shall send to ECOPETROL copy of the receipt corresponding to the deposit of such payment within three (3) business days following the acceptance of the Offer. THE BUYER shall send, in an original, to the Colombian National Printing the Sole Summary for Publication (Extracto Único de Publicación).

18. COMPLETION AND EXECUTION
The contract arising out of the acceptance of this Offer will be considered as completed with the acceptance of this Offer by THE SELLER. For the purpose of the execution, it is required the proof of payment of the publication on the Public Contracts Newspaper (Diario Único de Contratación Pública).
19. DISPUTE RESOLUTION
In the event of any controversy, any of the Parties may request a direct resolution to such controversy. The Party having a controversy shall notify the other Party with the purpose to meet and amicably resolve the controversy within the five (5) days following the notification, and reach an agreement in a term of ten (10) business days. Upon the expiration of such term, if no agreement intended to resolve the controversy has been reached, or that partial agreements have been made, the Parties shall immediately resort to the dispute or controversies resolution mechanisms provided by the law, as follows:

Legal Disputes. The disputes of legal nature, and in general, any dispute different than a technical or accounting dispute, derived from or in connection with the contract arising out of the acceptance of this Offer, which have not been resolved according to the procedure provided in the aforementioned paragraph, shall be resolved by an arbitration court comprised by three (3) Colombian lawyers. The Parties shall make their best efforts to agree on the appointment of the three (3) arbitrators, as the case may be, within a term no longer than twenty (20) business days from the expiration of the term for direct resolution. If the Parties do not agree on the appointment of one of the arbitrators, it is understood that the Parties delegate the appointment to the Center of Arbitration and Conciliation of the Chamber of Commerce of Bogotá, D.C., from their list at the request of either Party. The arbitrators will decide in law; the seat of the court is the Center of Arbitration and Conciliation of the Chamber of Commerce of Bogotá, D.C. The sessions and functioning of the court will be in accordance with the Regulations of such Center, and the fees established by the Center, and in matters not provided here, according to the law.
In the event of discrepancies related to the controversy, it shall be considered a legal dispute.
Disputes of Technical and/or Accounting Nature. Any controversy of technical or accounting nature that may arise between the Parties in regards to the construal, execution or termination of the contract that may arise out of the acceptance of this Offer, shall be subject to the ruling of three (3) experts appointed by the Parties by common agreement. If within thirty (30) days following the date when the controversy was submitted in writing by any of the Parties, no agreement has been reached in regards to the appointment of one of the experts, the expert not being appointed along with all the other experts will be appointed by the Board of Directors of the Colombian Engineering Society, CES, with seat in Bogotá, D.C. at the request of any of the Parties. Any controversy of accounting nature that may arise between the Parties in regards to the construal and performance of the contract that may arise upon the acceptance of this Offer, shall be subject to the ruling of three (3) experts appointed by the Parties by common agreement; such experts shall be Certified Public Accountants. If the Parties do not reach an agreement for the appointment of one expert or all the experts, the expert or experts not being appointed will be appointed by the Central Board of Public Accountants of Bogotá, D.C. at the request of any of the Parties.

The ruling of the experts will be final and shall be issued in a term no longer than ninety (90) days from the date of appointment of the three experts. The Parties may agree in writing to the extension of this term.

PARAGRAPH: The costs, fees and expenses associated with the necessary procedure to resolve the controversies herein established, shall be paid by the Party or Parties according to the decision of the Arbitration Court or the Experts, as the case may be.

20. LANGUAGE: SPANISH

This Offer is written in Spanish and is the only form of obligations between the Parties. Any translation to any other language will only be valid for reference purposes for the Parties, and under no circumstance may affect the meaning and construal of the Spanish version.

21. CONTRACT VALUE

The value of the Contract associated with this Offer is undetermined.
22. CONFIDENTIALITY
For the purposes of this article, the Party that discloses or reveals the information is called hereinafter the Disclosing Party, and the party that receives the information is called the Receiving Party. The Parties herein agree that all the information of technical, commercial, industrial or financial nature given and interchanged or prepared by the Parties during the development of the contract that may arise upon the acceptance of this Offer, or that any of the Parties may develop, receive or obtain in regards to the Contract derived from this Offer (hereinafter “Confidential Information” or “the information”) are subject to strict discretion and confidentiality during the term of the Contract and three (3) years following the expiration thereof.

For the purposes of the contract that may arise upon the acceptance of this Offer, it is not considered “Confidential Information” the information that: (i) is of public knowledge at the moment of its disclosure, or that may be of public knowledge after its disclosure through means different that the action or omission of the Receiving Party; (ii) is known by the Receiving Party before or at the receiving moment, or obtained under this Offer, without such knowledge being the cause of breach of any obligation of confidentiality; (iii) is developed by the Receiving Party independently, or based on information or documentation received from a third party, without this being in breach of any obligation of confidentiality; (iv) is received or obtained in good faith, by the Receiving Party, from a third party without this being in breach of any obligations of confidentiality; (v) its disclosure or revelation is required to the Receiving Party by the application of the legislation in force, administrative act, judicial order and or by any competent government entity with jurisdiction on the Party or its affiliates, or by the standards of any stock exchange in which the stocks of the Parties or corporations related are registered, in the terms and to the extent that this is required.

The Receiving Party may reveal the Confidential Information to their managers, officials, employees, agents, partners, representatives or associates, affiliates and subordinates (in general, the Representatives).

If any judicial or administrative authority requires that the Receiving Party, under the law, regulations or judicial ruling delivers any part of the Information, such Receiving Party may request the cooperation of the Disclosing Party, and if deemed appropriate, consult with the Disclosing Party about the measures to be taken in order to keep the confidentiality.

23. EXPIRATION AS PENALTY

THE BUYER may declare the expiration of the Contract derived from the acceptance of this Offer, as a penalty, and order the liquidation at any moment, when THE SELLER engage in conducts prohibited by Article 25 of Law 40, 1993 (payment of sums of money to profiteers, or when hiding or cooperating on behalf of any manager or delegate of THE SELLER in the payment of any ransom money for a kidnapped person that may be an official or employee of THE SELLER or any of its affiliates).

In the event of announcement of expiration as penalty of the contract, there will be no compensation for THE SELLER, who will be made subject to the penalties and inabilities provided in the law. The statement of lapse is a breach of the contract. THE BUYER will announce the lapse through a resolution, and THE SELLER will be notified timely. THE SELLER may file an appeal. THE SELLER will have the right, subject to the corresponding deductions according to the provisions of this document, to be paid for the part or the goods or services received at the satisfaction of THE BUYER until the date of the administrative act stating the expiration as penalty.

24. VALIDITY OF THE OFFER

The Offer contained in this document is valid until December 22, 2009 at 4:30 PM; upon the expiration of this term, and if the Offer is not accepted, the Offer will be declared void.

The acceptance of the Offer shall be made by means of a single sales order sent to the Management of Supply and Planning of the Vice Presidency of Supply and Marketing, located at Carrrera 7 No. 37-69, fifth floor, Edificio Teusacá, Bogotá, Colombia, accompanied by a Certificate of the Chamber of Commerce that allows the confirmation that the persons signing is fully empowered to accept the Offer, and a certificate of good standing and compliance of all payments to the integral system of social security.

25. EARLY TERMINATION

Either THE SELLER or THE BUYER may early terminate, at any moment, the contract derived from the acceptance of this Offer without the obligation to compensate for any loss or damage to the other party, provided that the decision to early terminate is notified to the other party with at least thirty (30) calendar days in advance with respect to the termination date of the Contract.

Sincerely,

/s/ Claudia L. Castellanos R.
CLAUDIA L. CASTELLANOS R.
Vice President

Annex 1: Users Manual of the Volumetric Integrator of ECOPETROL S.A.
Annex 2: Measurement Manual of ECOPETROL S.A.
Annex 3: Contracts Management and Administration Manual of ECOPETROL S.A.